Exhibit 99.1

PROXY	PROXY

MCGRIFF, SEIBELS & WILLIAMS, INC.

2211 Seventh Avenue South

Birmingham, Alabama 35233

(205) 252-9871

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY         , 2004.

The undersigned acknowledges receipt of the accompanying notice of special meeting and proxy statement, each dated December     , 2003, and revoking all prior proxies, hereby appoints Bruce C. Dunbar, Gary M. Cooney and Thomas A. Lambert, III, and each of them, with full power of substitution, proxies to vote all the shares of Class A Common Voting Stock and Class B Common Non-Voting Stock of McGriff, Seibels & Williams, Inc., an Alabama corporation (“MSW”), which the undersigned may be entitled to vote, at the special meeting of shareholders to be held on January     , 2004, and at any adjournment thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1.            Proposal to approve the Agreement and Plan of Reorganization, dated as of November 10, 2003, by and between McGriff, Seibels & Williams, Inc. and BB&T Corporation, and a related plan of merger, providing for the merger of MSW into MSW Acquisition, LLC, a wholly-owned subsidiary of BB&T, as more fully described in the combined proxy statement and prospectus dated December     , 2003.

FOR	AGAINST	ABSTAIN

2.            Other matters: If any other business properly comes before the meeting, this proxy will be voted at the discretion of the proxy holders.

IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please date, sign your name(s) exactly as shown on your stock certificates, and return this proxy card in the accompanying envelope as promptly as practical.

, 200
Date	Signature